UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2007

PROPEX INC.

(Exact name of registrant as specified in its charter)

Delaware	333-122829	36-2692811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6025 Lee Highway, Suite 425

Chattanooga, Tennessee 37421

(Address of principal executive offices, including zip code)

(423) 855-1466

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Propex Inc. (the “Company”) has determined that, for the quarter ended September 30, 2007, it was not in compliance with certain financial covenants contained in the Credit Agreement, dated as of January 31, 2006, as amended (the “Credit Agreement”), among the Company, the lenders listed therein, and BNP Paribas, as Administrative Agent. This non-compliance is discussed further in Item 8.01 below.

To proactively address the issue of non-compliance and to provide strategic advice related to its indebtedness, on October 23, 2007, the Company engaged Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) as its exclusive advisor pursuant to an engagement letter. Houlihan Lokey will assist the Company as it negotiates with its current lenders and will provide strategic and tactical recommendations to successfully address the long-term financing needs of the Company.

The foregoing description of the engagement letter does not purport to be complete and is qualified in its entirety by reference to the engagement letter which is filed as Exhibit 10.1 to this Form 8–K and incorporated into this Item 1.01 by reference.

Item 8.01	Other Events.

The Company has determined that, for the quarter ended September 30, 2007, it was not in compliance with the Maximum Leverage Ratio and the Maximum Senior Secured Leverage Ratio contained in the Credit Agreement. As discussed in the Company’s Current Report on Form 8-K filed on October 5, 2007, the Company had determined that it was likely that, for the quarters ended September 30, 2007 and December 30, 2007, the Company would not be in compliance with one or more of the financial covenants contained in the Credit Agreement.

The Company’s non-compliance gives the lenders under the Credit Agreement the right to declare the outstanding principal and accrued interest on any outstanding loans under the Credit Agreement to be immediately due and payable. As of September 30, 2007, the Company had $230.6 million of borrowings outstanding under the Credit Agreement.

The Company has notified the Administrative Agent under the Credit Agreement of this non-compliance and is negotiating with the Administrative Agent to resolve the issue of non-compliance. No assurance of a successful resolution of these matters can be given at this time. The Administrative Agent and the lenders under the Credit Agreement have indicated a willingness to work with the Company to resolve the issue of non-compliance. The Company has not been notified by the lenders of their intent to exercise the right to accelerate the debt under the default provisions of the Credit Agreement.

The indenture that governs the Company’s 10% senior notes due 2012 does not require maintenance of financial covenants. If the borrowings under the Credit Agreement are accelerated by the lenders thereunder and such acceleration is not rescinded or cured within 20 days of the Company’s receipt of notice of acceleration, the trustee under the indenture or the holders of at least 25% of the principal amount of the 10% senior notes have the right to declare the $150.0 million principal of and any accrued interest on the 10% senior notes to be immediately due and payable.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Engagement letter between Propex Inc. and Houlihan Lokey Howard & Zukin Capital, Inc., effective October 23, 2007.

This document contains forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause future actions, conditions or events to differ materially from the anticipated actions, conditions or events expressed or implied by such forward-looking statements. Forward-looking statements included in this document include statements regarding the Company’s ability to receive waivers or amendments from the lenders under the Credit Agreement and the potential of the lenders to accelerate the debt. Factors that could cause actual results to vary from those in the forward-looking statements include, but are not limited to, the risk factors set forth in the Company’s periodic reports filed with the Securities and Exchange Commission. You are cautioned not to put undue reliance on any forward-looking statements, and, except as required by applicable law, the Company undertakes no obligation to update those statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPEX INC.

Dated: October 26, 2007	By:	/s/ Lee McCarter
Lee McCarter
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Engagement letter between Propex Inc. and Houlihan Lokey Howard & Zukin Capital, Inc., effective October 23, 2007.